UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 5, 2015

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33760 (Address of principal executive offices) (Zip Code) (727) 230-1031 Registrant’s telephone number, including area code

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities.

See Item 5.02 of this Current Report on Form 8-K below, which item is incorporated by reference. The issuance of the restricted shares of common stock under the terms of the employment agreement and letter agreement was issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The certificates representing the shares will contain a legend restricting transferability absent registration or applicable exemption.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Kevin Richardson, II, and Greg Adams resigned from the board of directors of the Company.

On January 8, 2015, Mark Ethier, under a letter agreement, resigned as an employee (and as an officer) of the Company and its subsidiaries effective January 8, 2015.  Mr. Ethier shall remain a member of the Company’s board of directors and the board has reduced the number of seats on its board of directors to two members.  The board of directors has appointed Shad Stastney, a current member of the board of directors, as interim president and chief executive officer.  Pursuant to Mr. Ethier’s resignation he is not entitled to any payments or benefits subsequent to the effective date of termination of his employment and the Company agreed to waive his non-competition and non-solicitation covenants.  In addition, the Company agreed to vest and issue to Mr. Ethier 6,000,000 shares of restricted common stock, which approximately equals the number of shares of common stock that would have vested upon the first anniversary of Mr. Ethier’s amended and restated employment agreement.

The foregoing description of the employment agreement and letter agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement and letter agreement, which are each filed as an exhibit to this Current Report on Form 8-K.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement with Mark Ethier dated August 20, 2014, effective July 1, 2014 (previously filed on Form 8-K file with the SEC on August 27, 2014)
10.2	Letter Agreement dated January 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AS SEEN ON TV, INC.

By:	/s/ Shad Stastney
Shad Stastney
Chief Strategy Officer

Date: January 15, 2015

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